Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Reed’s, Inc. 2024 Inducement Plan of our report dated May 15, 2023 (which report includes an explanatory paragraph relating to substantial doubt about Reed’s Inc’s. ability to continue as a going concern), relating to the financial statements of Reed’s, Inc. as of December 31, 2022 and 2021, and for the years then ended, which appear in Reed’s, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on May 15, 2023.

/s/ Weinberg & Company, P.A.
Los Angeles, California
February 9, 2024